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                                                       Exhibit 21.1



                              C*ATS SOFTWARE, INC.
                              LIST OF SUBSIDIARIES


C*ATS SOFTWARE UK LTD.
Roman House
Wood Street
London, EC2Y SBA UK

C*ATS SOFTWARE AG
10 Route de L'Englise
CH-1291 Commungny, Switzerland

C*ATS SOFTWARE JAPAN K.K.
NTF Takebashi Bldg, 8th Floor
3-15 Kanda-Nishikicho
Chlyode-ku, Tokyo 101 Japan

C*ATS SUB, INC.
1825 Century Park East
Suite 2120
Los Angeles, CA 90067